Exhibit 99.1

EVERCORE PARTNERS TO RECEIVE $120 MILLION INVESTMENT

FROM MIZUHO CORPORATE BANK

•	Proceeds to be Used to Fund Near-term Investment Management Opportunities and General Build-out of Investment Management and Advisory Businesses

•	Two Firms Strengthen Strategic Alliance for Cross-Border M&A Advisory Services and Forge a New Alliance for Investment Management Activities

NEW YORK and TOKYO, August 21, 2008/PRNewswire–FirstCall via COMTEX News Network/ – Evercore Partners Inc. (NYSE: EVR ) today announced it has entered into an agreement with Mizuho Corporate Bank, Ltd. (“Mizuho CB”) pursuant to which Mizuho CB will purchase from Evercore $120 million principal amount of senior unsecured notes due 2020 with a 5.20% coupon and warrants to purchase 5,454,545 shares of Evercore Class A Common Stock at $22.00 per share, for an aggregate purchase price of $120 million in cash. In addition, Mizuho CB and Mizuho Securities Co., Ltd. (collectively, “Mizuho”) have agreed, subject to the joint approval by Evercore and Mizuho of each allocation of Mizuho’s capital commitment, to commit up to $150 million to be invested in Evercore-affiliated funds. Evercore and Mizuho also entered into a new strategic alliance agreement strengthening their U.S.–Japan cross-border strategic alliance announced in 2006, which will expand the M&A relationship and form a steering committee to jointly review certain advisory opportunities.

Proceeds from Mizuho’s purchase of the newly issued senior unsecured notes and warrants will be used to provide Evercore with capital to fund a number of specific investment management opportunities, several of which Evercore expects to announce before the end of the year, as well as a general build-out of its Investment Management and Strategic Advisory businesses, including geographic expansion. In connection with the investment by Mizuho, a representative of Mizuho will become a member of Evercore’s Board of Directors, and following closing, Mizuho will be permitted to purchase Evercore Class A Common Stock in the open market, provided Mizuho’s total voting interest does not exceed 4.9% of the total voting interest in Evercore.

“We have enjoyed a strong alliance with Mizuho, and this broader relationship enables both our Advisory and Investment Management businesses to partner with a truly leading Japanese institution. Moreover, Evercore has regularly stressed its two overriding strategic objectives,” said Roger C. Altman, Chairman and Chief Executive Officer of Evercore, “namely, better balancing our businesses between the advising and investing functions and further globalizing the firm. These agreements advance both goals simultaneously.”

About Evercore Partners

Evercore Partners is a leading investment banking boutique and investment firm. Evercore’s Advisory business counsels its clients on mergers, acquisitions, divestitures, restructurings and other strategic transactions. Evercore’s Investment Management business manages private equity funds and provides traditional asset management services to sophisticated institutional investors. Evercore serves a diverse set of clients around the world from its offices in New York, San Francisco, London, Mexico City and Monterrey, Mexico. More information about Evercore can be found on the Company’s Web site at www.Evercore.com.

About Mizuho Corporate Bank

Mizuho Corporate Bank is a core subsidiary company of Mizuho Financial Group, which is a leading Japanese financial group.

The Bank has a unique business model offering a blend of commercial and investment banking services and is regarded as a top bank in the wholesale banking area, leveraging a solid customer base and strong relationships with prominent domestic companies.

In addition to its overseas operations in the U.S., Europe and Asia, the Bank acquired U.S. FHC status in 2006 and has committed to further strengthening its investment banking business globally. The Bank is rated A+ and Aa2 from S&P and Moody’s, respectively.

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Investor Contact:	Bob Walsh
Chief Financial Officer, Evercore Partners
212-857-3100

Media Contact:	Kenny Juarez or Chuck Dohrenwend
The Abernathy MacGregor Group, for Evercore Partners
212-371-5999